Exhibit 5.1

December 9, 2010

Carlisle Companies Incorporated

13925 Ballantyne Corporate Place

Suite 400

Charlotte, North Carolina 28277

Re:  Registration of Securities

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (File No. 333-170980) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 6, 2010 by Carlisle Companies Incorporated, a Delaware corporation (the “Company”), and the Prospectus Supplement dated December 6, 2010 to the Prospectus dated December 6, 2010 (collectively, the “Prospectus”) relating to the offer and sale  by the Company under the Registration Statement of $250,000,000 aggregate principal amount of its 5.125% Notes due 2020 (the “Notes”).  The Notes are to be issued under the Indenture, dated as of January 15, 1997, between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to Fleet National Bank) (the “Original Trustee”), as supplemented by the First Supplemental Indenture, dated as of August 18, 2006, among the Company, the Original Trustee and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Trust Company, N.A.), as further supplemented by the Second Supplemental Indenture, dated December 9, 2010, among the Company, the Original Trustee and The Bank of New York Mellon Trust Company, N.A. (as so supplemented, the “Indenture”), and sold pursuant to the Underwriting Agreement, dated December 6, 2010 (the “Underwriting Agreement”), and the Pricing Agreement, dated December 6, 2010 (the “Pricing Agreement”), each among the Company, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein (collectively, the “Underwriters”).

As General Counsel of the Company, I am familiar with its Restated Certificate of Incorporation, as amended, and By-Laws and with the affairs of the Company.  I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

Based on the foregoing, I am of the opinion that the Notes have been duly authorized and, when duly executed by the Company, authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement and the Pricing Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization,

fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

I have relied as to certain relevant facts upon certificates of, and/or information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation.  I have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in New York.

I am admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission and thereby incorporated by reference into the Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Steven J. Ford

Steven J. Ford
Vice President, Chief Financial Officer
and General Counsel